Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘Experts” in the Registration Statement (Form S-3) and related Prospectus of VBI Vaccines Inc. for the registration of VBI Vaccines Inc.’s common shares, warrants, and units, and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the consolidated financial statements of VBI Vaccines Inc. as of December 31, 2015 and for the year then ended, which report is included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada
May 15, 2017